News Release 130 July 24, 2012 Liberty Star Uranium & Metals Corp. LBSR: OTCBB LBVN: Frankfurt http://www.LibertyStarUranium.com
FOR IMMEDIATE RELEASE

Liberty Star Signs Letter of Agreement for Encampment and Drilling Services at Big Chunk, Southwestern Alaska, with Alaska Native LLC, MBGS
TUCSON, Arizona–July 24–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (LBSR: OTCBB) is pleased to announce that the Company has entered into an Agreement for Exploration Services (“Agreement”), including encampment construction, operation and diamond core drilling services with  MBGS LLC  (“MBGS”) of Anchorage, Alaska for work at the Company’s Big Chunk Super Project (“BCSP”). The camp is to be established in the center of the Big Chunk South block.  This agreement will be the first step in Liberty Star’s long term objective of engaging and working with the Alaskan native people in a true business relationship.

An exploration camp is in the process of being set up on a 40 acre Alaskan Native allotment, owned by the principals of MBGS, which lies in the approximate center of the Big Chunk South Claim block.  All field mobilization will be centered on this camp facility which will include all the typical amenities such as secure and comfortable accommodations, water, power, cooking facilities and so forth.  Fuel and aircraft landing facilities will also be provided, as will Internet computer communication.  As this camp will be proximate to all drill targets in both North Big Chunk and South Big Chunk, we foresee that its usefulness will span potentially many years.  We believe that substantial cost savings will result from reduced aircraft usage because proximity to drill targets. There is plenty of room for expansion and nearby large lakes are available for the landing of pontoon equipped aircraft of any size. The first phase of the Agreement for exploration services is scheduled to run from approximately August 1 through September, 2012.  We anticipate this agreement will be successful and continue for many years.  Among MBGS’s responsibilities is to obtain AK State mandated permits and complete diamond core drilling of HQ size for at least 10 drill holes at a depth ranging from 500 to 2,000 feet.

The location of the drill holes is the result of careful analysis of several data sets: detailed aeromag work contracted by Liberty Star in early 2004, interpretation of geochem work completed by the Company in  2004-2005 by members of Liberty Star’s Technical Advisory Group, recommendations made within the 2010 SRK Technical Report covering the BCSP, original and completely reprocessed ZTEM geophysics imaging provided by Geotech LTD. (NR 128), and evaluation by Liberty Star’s Chief Geologist James A. Briscoe and Liberty Star Technical Advisory Board Member Dr. Erik Murdock.

Comments James Briscoe: “the work we plan to undertake at Big Chunk fulfills our obligations to complete labor on our claims for this year and several years ahead and sets us on a path to engage in a drilling program that I believe will confirm that Liberty Star owns lands that will have commercially important quantities of copper, gold and moly [molybdenum]. The manager of MBGS, Jim Stevens, is an Alaskan native, a very experienced contractor and entrepreneur, a lifelong resident of, was born and grew up in the area. He conceived this approach over the last year and a half, along with my suggestions.  We believe he will head the best operation to complete the program quickly and efficiently over the near and long term. We look forward to working with this Alaska native corporation.”

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward Looking Statements
Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include: that the camp may be useful for years and could result in cost savings; that MGBS can obtain drilling permits; and that we have commercially important quantities of copper, gold and molybdenum.  Factors which may delay or prevent these forward-looking statements from being realized include; we may not be able to raise sufficient funds to complete our intended exploration or carry on operations; and an inability to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available.  Despite encouraging data there may be no commercially exploitable mineralization on our properties.  Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com
Follow Liberty Star Uranium & Metals Corp. on Facebook & Twitter @LibertyStarLBSR